UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2022

GameStop Corp.
(Exact name of Registrant as specified in its charter)

Delaware	1-32637	20-2733559
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, TX 76051
(817) 424-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock	GME	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 16, 2022, GameStop Corp. (the “Company”) announced the appointment of Nir Patel, age 40, as the Company’s Chief Operating Officer, effective on or about May 31, 2022. Mr. Patel joins the Company from Belk, Inc., a privately-owned department store, where he has served as the Chief Executive Officer since 2021 and in various other roles at Belk since 2016, including as President from 2020 to 2021, Chief Merchandising Officer from 2018 to 2021 and as Executive Vice President and General Merchandise Manager for Men’s and eCommerce from 2016 to 2018. Prior to Belk, Mr. Patel served as Senior Vice President of Merchandising at Kohl’s Corporation, an omnichannel retailer, for four years and held various roles at Land’s End, a clothing and home décor retailer.
In connection with his appointment as the Company’s Chief Operating Officer, the Company entered into a letter agreement with Mr. Patel on May 12, 2022 describing the basic terms of his employment (the “Letter Agreement”). The Letter Agreement provides that Mr. Patel’s starting annualized base salary will be $200,000 and that he will also be eligible to earn a total of $3,400,000 in sign-on bonuses, to be paid in bi-weekly installments over 24 months, subject to his continuous employment with the Company through the payment date of the applicable installment. Mr. Patel is also entitled to reimbursement of substantiated relocation expenses up to $200,000 in connection with his relocation to the Dallas/Fort Worth area.
The Letter Agreement also provides that, on the first business day of the first calendar quarter that commences after the effective date of his employment (the “Grant Date”), Mr. Patel will be entitled to a grant of a number of restricted stock units (“RSUs”) of the Company’s Class A common stock (the “Common Stock”) determined by dividing $14,000,000 by the average closing price of the Common Stock for the 30 trading days immediately preceding the Grant Date (the “Initial Equity Award”). The Initial Equity Award will vest as follows: 10% on the first anniversary of the Grant Date, 20% on the second anniversary of the Grant Date, and 23.333% on each of the third, fourth, and fifth anniversaries of the Grant Date, subject in each case to Mr. Patel’s continuous service to the Company through the applicable vesting date. As inducement to accept the offer of employment and to buyout certain equity entitlements and other compensation Mr. Patel is forfeiting from his current employer, Mr. Patel will also be entitled to a grant of a number of RSUs determined by dividing $21,000,000 by the average closing pricing of the Common Stock for the 30 trading days immediately preceding the Grant Date (the “Buyout Equity Award”). The Buyout Equity Award will vest one-third on each of the first, second and third anniversaries of the Grant Date, subject in each case to Mr. Patel’s continuous service to the Company through the applicable vesting date.
Finally, the Letter Agreement provides that Mr. Patel’s employment is conditioned on his execution of a restrictive covenant agreement that includes covenants regarding non-competition, non-solicitation and confidentiality.
Under the Letter Agreement, if Mr. Patel’s employment is terminated by the Company without Cause (as defined in the Letter Agreement), he will be entitled to receive the following severance benefits: (i) an amount equal to six months of his base salary, (ii) an amount equal to six months of COBRA premiums for Mr. Patel and his eligible dependents, (iii) any sign-on bonus installments which then remain unpaid and (iv) the vesting of that portion of the Initial Equity Award and Make-Whole Equity Award, if any, that was otherwise scheduled to vest in the ordinary course during the six month period immediately following his termination date. Mr. Patel’s eligibility for these severance benefits is subject to his execution of a release of claims against the Company and his compliance with any applicable post-employment covenants.
The foregoing description of the Letter Agreement is not complete and is qualified in its entirety by the full text of the Letter Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
There are no other arrangements or understandings between Mr. Patel and any other persons pursuant to which Mr. Patel was named Chief Operating Officer. Mr. Patel does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Patel does not have any direct or indirect interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated May 12, 2022, between GameStop Corp. and Nir Patel
99.1	Press Release, dated May 16, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.
(Registrant)

Date: May 16, 2022	By:	/s/ Michael Recupero
Michael Recupero Chief Financial Officer